NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2016		Phone: 602-944-1500
IBC CARES PROGRAM LAUNCHED AND IHT CREDIT LINE EXTENDED

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, June 19, 2015 - InnSuites Hospitality Trust (NYSE MKT:IHT)

IBC CARES PROGRAM LAUNCHED AND IHT CREDIT LINE EXTENDED

IBC Hotels, a collection of over 20,000 independently owned and operated hotels across 170 countries has partnered with EC Suites, an E-Commerce solutions provider for over ten years, to launch IBC Cares which will contribute a percentage of each hotel booking to selected non-profits. St. Mary’s Food Bank Alliance, Pencils of Promise and Charity Water have been chosen for the program due to their outstanding support of the local and global communities each affects.

St. Mary’s Food Bank Alliance was chosen due to the contributions of their organization in the Southwest Region of the U.S. where IBC Hotels is headquartered; while contributions will be split between each, Pencils of Promise and Charity Water were selected due to the global reach and support non-profits provide.

“The impact that St. Mary’s Food Bank has had on Arizona and the world make it a perfect contender for a continued partnership in the coming years,” said Pamela Barnhill, President and Founder of IBC Hotels. “The ongoing support of their communities, respect for their mission and social integrity are the blue prints for a successful non-profit such as Pencils of Promise and Charity Water.”

On June 23, 2015, the Trust received an extension of its $600,000 credit line facility with RepublicBankAZ through July 23, 2015.

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov